Exhibit 99.1

Shineco, Inc. Enters Into Cooperation Agreement to Jointly Manufacture PET and Explore High-end Medical Imaging Devices Field

BEIJING, February 3, 2022 (GLOBE NEWSWIRE) — Shineco, Inc. (“Shineco” or the “Company”; NASDAQ: SISI), a producer and distributor of Chinese herbal medicines, organic agricultural and other biotech products, announced that on January 30, 2022, the Company entered into certain cooperation agreement (the “Agreement”) with Weifang Jianyi Medical Devices Co., Ltd. (“WJM”), a leading Chinese medical device company based in Shandong Province, to jointly manufacture and sell nuclear medicine imaging devices, including PET, PET-CT, and PET-MRI, for comprehensively improving the quality of imaging examination and diagnosis and treatment of specialized hospitals for tumor. Both parties plan to jointly manufacture up to100 PET tumor precision imaging devices within 2022, and the market price of each set of the device is expected to be approximately USD$1.10-1.25 million.

PET, PET-CT, and PET-MRI have significant clinical and scientific research value with strong market demand. However, the Chinese market has been monopolized by companies such as GE and Philips, due to the limited core technology and engineering capabilities of domestic high-end medical imaging devices. The market potential of domestic high-end medical devices remains high. The cooperation with WJM can effectively control costs and provide affordable high-end precision medical imaging devices for tumor diagnosis and treatment.

Pursuant to the Agreement, the Company exclusively is entitled to use all patents, non-patented technologies, and registration certificates of WJM’s PET, PET-CT, PET-MRI, and other nuclear medical imaging devices. The jointly manufactured nuclear medical imaging devices can be distributed to over 100 specialized hospitals for tumors in China and also introduced to the Company’s classification diagnosis and treatment network, which is in line with the strategic plan of the Company’s digital tumor diagnosis and treatment platform.

As a company specializing in the research and development (“R&D”) and manufacturing of nuclear medicine imaging, radiotherapy, and other medical devices, WJM has been committed to developing the next generation of high-end medical imaging devices for years. WJM gained an outstanding reputation in academics, medical practice, and hospital management. Through visiting the well-known hospitals and learning the advanced technology worldwide, the R&D team of WJM has successfully laid a solid foundation for the localization of developing high-end medical devices. The strategy of combining independent R&D with introducing existing technologies allows WJM to lower its manufacturing cost significantly.

The PET devices, jointly manufactured by the Company and WJM, are representatives of cutting-edge technologies in the field of high-end medical imaging diagnostic devices. The PET devices will carry out multi-modal and multi-parameter imaging and have leading advantages of safety, accuracy, efficiency, and convenience.

Ms. Jennifer Zhan, CEO of Shineco, commented, “We are very pleased to have the right partner with their superior technologies, which enable us to take an important step toward our strategic business plan. This cooperation will further expand the Company’s business development and service model in the field of high-end medical imaging devices. We believe that the PET devices to be manufactured by us can help improve the quality of clinical diagnosis and treatment of the specialized hospitals for tumors and reduce medical expenses for patients, given by WJM’s R&D capabilities. We believe that our cooperation will also create a significant impact by upgrading domestic high-end medical devices, breaking through the bottleneck of core technologies, and enhancing the localization of high-end medical devices. Looking forward, to partner with WJM, we will deliver the high-quality medical imaging devices to a number of specialized hospitals for tumors in China, which will benefit both hospitals and patients.”

About Shineco, Inc.

Incorporated in Delaware in August 1997 and headquartered in Beijing, China, Shineco is a holding company. Utilizing modern engineering technologies and biotechnologies, Shineco produces, among other products, Chinese herbal medicines, organic agricultural produce, and specialized textiles. For more information about Shineco, please visit http://tianyiluobuma.com.

Forward-Looking Statements

This press release contains information about Shineco’s view of its future expectations, plans and prospects that constitute forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, the impact of the COVID-19 pandemic, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. Shineco encourages you to review other factors that may affect its future results in its registration statement and in its other filings with the Securities and Exchange Commission. The Company does not have any agreements to sell any of imaging devices at the time of this press release. The forward-looking statements in this press release are based on current expectations and Shineco assumes no obligation to update these forward-looking statements except as required by the applicable rules and regulations.

For more information, please contact:

Tina Xiao

Ascent Investor Relations LLC

Phone: +1-917-609-0333

Email: tina.xiao@ascent-ir.com